UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.

107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2014

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate office, 107 West Franklin Street, Elkhart, Indiana, on Thursday, May 22, 2014 at 10:00 A.M., Eastern time, for the following purposes:

1.	To elect nine directors to the Board of Directors to serve until the 2015 Annual Meeting of Shareholders;

2.

To approve an amendment to the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”) to increase the number of shares available for grant under the Plan by a total of 925,000 shares and to consider and reapprove the material terms of the Plan;

3.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 27, 2014 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting, if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting, if you desire. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

By Order of the Board of Directors,

/s/ Andy L. Nemeth
Andy L. Nemeth Secretary

April 29, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 22, 2014.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2013 are available on Patrick Industries, Inc.'s website at www.patrickind.com under “Investor Relations”. You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

Table of Contents

Voting Information	1

Proposals of Shareholders	2

Proposal 1 – Election of Directors	3

Proposal 2 – Approval of an Amendment to the 2009 Omnibus Incentive Plan and to Consider and Reapprove the Material Terms of the Plan	5

Proposal 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm	11

Independent Public Accountants	12

Audit Committee Report	12

Security Ownership of Certain Beneficial Owners and Management	13

Corporate Governance	15

Executive Compensation	19

2013 Non-Employee Director Compensation	34

Compensation Committee Report	35

Related Party Transactions	35

Householding of Annual Meeting Materials	37

Other Matters	37

Appendix A – Resolutions to Amend and Reapprove the Material Terms of the 2009 Omnibus Incentive Plan	38

PATRICK INDUSTRIES, INC.

107 West Franklin Street

P.O. Box 638

Elkhart, Indiana 46515-0638

(574) 294-7511

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 22, 2014

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 29, 2014, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held on May 22, 2014 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy, or by requesting to vote in person at the Annual Meeting.

If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.

Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2013, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum. As of the close of business on March 27, 2014, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 10,667,614 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.

A shareholder may, with respect to the election of directors, (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee. With respect to Proposals 2 and 3, a shareholder may vote for, against or abstain.

Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine under the rules of NASDAQ. However, a broker cannot vote shares held in street name on matters designated as non-routine by NASDAQ, unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 3 because the ratification of the Company’s independent registered public accounting firm appointment is considered a routine matter. Each of the other items to be submitted for a vote of shareholders at the Annual Meeting is considered non-routine under applicable NASDAQ rules. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.

Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposal 2 and Proposal 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will have no effect on these proposals.

If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.

The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS

Proposals Included in the Proxy Statement

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 29, 2014.

Proposals Not Included in the Proxy Statement

Our By-laws require notice of any other business to be brought by a shareholder before the 2015 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after April 1, 2015 and no later than May 1, 2015. Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board for the election of directors to occur at the 2015 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

 ELECTION OF DIRECTORS

There are nine nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2014 Annual Meeting will be elected to hold office until the 2015 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.

The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2014) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 23, 2013.

Paul E. Hassler, age 66, has been our Chairman of the Board since May 2008. Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994. Mr. Hassler has over 40 years of recreational vehicle, manufactured housing and industrial experience in various capacities and has demonstrated leadership as Non-Executive Chairman of the Board. He has served as a director of the Company since 2005.

Terrence D. Brennan, age 75, was the President and Chief Executive Officer of NBD Bank, Elkhart, Indiana from 1973 to 1997 (retired). Mr. Brennan has extensive knowledge of the banking industry and its operations, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Brennan currently serves as a member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee. He has served as a director of the Company since 1999.

Joseph M. Cerulli, age 54, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, and Tontine Capital Management, LLC (collectively, with their affiliates, “Tontine”), since January 2007. Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006. Mr. Cerulli was a director of Neenah Enterprises, Inc., one of the largest independent foundry companies in the U.S., from February 2009 to July 2010. As an employee of Tontine, the largest shareholder of the Company’s common stock as of the March 27, 2014 record date, Mr. Cerulli has particular knowledge of our Company and the industries in which we operate and possesses extensive knowledge with respect to financial and investment matters. Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee. He has served as a director of the Company since 2008.

Todd M. Cleveland, age 46, has been our President and Chief Executive Officer since February 2009. Mr. Cleveland assumed the position of President and Chief Operating Officer of the Company in May 2008. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland is a director of Stag-Parkway, Inc., an aftermarket RV parts and accessories distributor. Mr. Cleveland has over 23 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products. He has served as a director of the Company since 2008.

John A. Forbes, age 54, has been the President of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., since July 2010. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009, and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has over 27 years of experience in serving various manufacturing industries having held senior financial leadership roles including Trimas Corporation/Masco Tech, Inc., both with Fulton Performance Products and Reese Products. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Forbes currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee, and as a member of the Company’s Audit Committee and Compensation Committee. He has served as a director of the Company since 2011.

Michael A. Kitson, age 55, served as the Chief Executive Officer of Nautic Global Group, a major manufacturer of recreational boats, from March 2011 to October 2013. Prior to that, he was the Chief Financial Officer of Nautic from August 2010 to March 2011, the President and Chief Executive Officer of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., from 2007 to 2010, and the Chief Financial Officer of Utilimaster from 1999 to 2007. Mr. Kitson has over 26 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Kitson currently serves as a member of the Company’s Audit Committee, Corporate Governance and Nominations Committee and Compensation Committee. On May 22, 2014, Mr. Kitson will assume the role of Chairman of the Audit Committee upon the retirement of Keith V. Kankel from the Board effective May 21, 2014. He has served as a director of the Company since 2013.

Andy L. Nemeth, age 45, has been the Company’s Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer since May 2004. Mr. Nemeth was Vice President-Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer from 2002 to 2003. Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting. Mr. Nemeth has over 22 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, acquisitions, strategic planning, risk management, and banking and finance relations. He has served as a director of the Company since 2006.

Larry D. Renbarger, age 75, was the Chief Executive Officer of Shelter Components, a manufacturer and supplier of products to the manufactured housing and recreational vehicle industries, from 1984 to 1998 (retired). Mr. Renbarger is a director of Thermolite, Inc., a window manufacturer, and of Universal Precision Instruments, Inc., an orthopedic supplier. He has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Renbarger currently serves as a member of the Company’s Corporate Governance and Nominations Committee and Audit Committee. He has served as a director of the Company since 2002.

Walter E. Wells, age 75, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired). Mr. Wells is a director and a member of the compensation committee of Woodland Foundation, which specializes in various types of rehabilitation counseling. Mr.Wells has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Wells currently serves as the Chairman of the Company’s Compensation Committee and as a member of the Company’s Corporate Governance and Nominations Committee and the Audit Committee. He has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2009 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT AND TO CONSIDER AND REAPPROVE THE MATERIAL TERMS OF THE PLAN

Purpose and Background:

The Board has amended the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”), subject to shareholder approval, to increase the number of shares available for grants under the program by an additional 925,000 shares and to make certain other changes. The proposed amendment will permit the Company to continue to keep pace with changing trends in management compensation and make the Company competitive with those companies that offer stock incentives to attract and retain management employees and non-employee directors.

The Plan was originally adopted on August 13, 2009 (the “Effective Date”), and approved at a special meeting of shareholders in November 2009. The purposes of the Plan are (i) to attract and retain highly competent persons as employees, directors, and consultants of the Company and its affiliates (“Service Providers”); (ii) to provide additional incentives to such Service Providers by aligning their interests with those of the Company’s shareholders; and (iii) to promote the success and business of the Company and its affiliates.

Patrick currently may grant equity awards under the terms of the Plan including incentive stock options, non-qualified stock options, related stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), and stock awards. An aggregate of 46,533 net shares were available for future awards under the Plan as of March 27, 2014 (the record date), prior to the approval by shareholders of this Proposal 2. In the event that the required votes to approve the amendment to the Plan are not obtained, then the Plan will not have sufficient shares to make future grants or satisfy the SARs award granted to Mr. Cleveland as described under “Supplemental Long-Term Incentive Grant for CEO” on pages 26 and 27, which was granted subject to approval of this amendment.

As part of this proposal, you are also being asked to reapprove the material terms of the Plan in order to preserve Patrick’s ability to receive a federal income tax deduction for performance-based payments under the Plan. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and applicable regulations, the Company must seek shareholder reapproval to preserve its ability to receive this federal income tax deduction. Shareholder reapproval of the Plan could have the effect of reducing the potential tax to be paid by the Company on certain compensation should it reach the limits set forth in Section 162(m) of the Code and the other requirements of Section 162(m) are satisfied. If shareholders fail to reapprove the Plan, the Company will still be able to make awards of, among other things, stock options, stock appreciation rights, and restricted stock, but may be unable to receive a federal income tax deduction for certain awards granted under the Plan in the future. Even if shareholders reapprove the Plan for 162(m) purposes, certain awards may not receive the benefits of Section 162(m).

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer) (“covered employees”). Under Section 162(m), compensation paid to such persons in excess of $1,000,000 in a taxable year generally is not deductible by the Company. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1,000,000 deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our public shareholders every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan, as amended, is discussed below, and shareholder approval of this Proposal will be deemed to constitute approval of the material terms of the performance goals under the Plan, as amended, for purposes of the shareholder approval requirements of Section 162(m). We believe that it is in the best interests of the Company and our shareholders to preserve the ability to grant “performance-based” compensation under Section 162(m).

The Board of Directors recommends that you vote to approve the amendment to the Plan, including reapproval of the material terms of the Plan for purposes of Section 162(m). The affirmative vote of a majority of the votes cast is required for approval of the amendment to the Plan. Broker non-votes and abstentions will not have an effect on the approval of the proposal.

A summary of the Plan follows, which summary is qualified in its entirety by reference to the full text of the Plan itself, on file with the Securities and Exchange Commission. A copy of the Plan is available from the Corporation’s Secretary at the address on the cover of this Proxy Statement.

Administration:

●	The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).

●	The Committee shall have authority to interpret the Plan and any award agreement under the Plan, prescribe rules and regulations, and make determinations necessary for the administration of the Plan.

●	The determinations of the Committee shall be final and binding.

●

The Committee may delegate its authority to one or more executive officers of the corporation to designate employees who are not executive officers as eligible to participate in the Plan and to determine the amount and type of awards that may be granted to employees who are not executive officers.

Eligibility:

●

Service Providers who are employees, consultants, or directors, who are determined by the Committee to be significantly responsible for the success and future growth and profitability of the Company, are eligible to receive awards under the Plan. However, Incentive Stock Options (as that term is defined in Section 422 of the Code) may be granted only to employees. The number of persons eligible to participate in the Plan is currently estimated to be approximately 40 people.

Share Limits:

●	As amended, the maximum number of shares available for delivery to Service Providers pursuant to awards granted under the Plan shall be 1,675,000, subject to adjustment as described in the Plan.

●

All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. At all times the Company will reserve and keep available a sufficient number of shares to satisfy the requirements of all outstanding awards under the Plan that are to be settled in shares. Shares available for delivery under this Plan may be authorized and unissued shares or treasury shares.

Section 162(m) of the Code Qualifications (Individual Award Limits):

Awards under the Plan are subject to individual limits that are to be applied consistent with Section 162(m) of the Code. Under Section 162(m) of the Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” to be deductible by the Company, such compensation must qualify as “performance-based.” A “covered employee” is defined as a Company’s chief executive officer and any of the Company’s three other most highly compensated executive officers named in the proxy statement, not including the chief financial officer. The following individual annual grant limitations apply per calendar year to all covered employees participating in the Plan, and are subject to adjustment as described in the Plan.

●	Stock Options: 500,000 shares

●	Stock Appreciation Rights: 500,000 shares

●	Restricted Stock and Restricted Stock Units: 500,000 shares.

●	Performance-Based Awards Payable in Shares: 500,000 shares

●	Performance-Based Awards Payable in Cash: $1 million determined as of the payout date

●	Cash-Based Awards: $1 million determined as of the payout date

●	Other Share-Based Awards: 500,000 shares

●	Canceled Awards. Awards granted to a Service Provider that are canceled shall continue to count toward the individual share limit applicable to that Service Provider as set forth in the Plan.

Adjustments and Substitution of Awards:

●

If there is any change affecting the Company’s common stock by reason of any stock split, stock dividend, cash dividend, recapitalization, reclassification, reorganization or similar event affecting the Company’s capital structure or its business as defined in the Plan, the maximum number of shares issuable to a Service Provider under the Plan, and any other limitation under the Plan on the maximum number of shares issuable to an individual Service Provider or in the aggregate will be equitably adjusted by the Committee in its discretion to prevent dilution or enlargement of the rights of the holders of outstanding awards granted under the Plan (“Participants”).

●

In the case of a merger, consolidation, acquisition or disposition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation or similar event affecting the Company or any of its affiliates, the Committee may, in its discretion, (i) cancel all outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the award, as determined by the Committee in its sole discretion; and (ii) substitute other property for the shares subject to outstanding awards. Any action taken or adjustment authorized by the Plan and taken by the Committee shall be conclusive and binding on all Participants.

Awards:

The following types of awards may be granted under the Plan (which may be in lieu of other amounts owed to a Participant), subject to such terms as the Committee may prescribe in an award agreement:

●

Stock Options: Options may take the form of Incentive Stock Options (“ISOs”) or Nonqualified Stock Options. The exercise price of a stock option shall not be less than 100% of the fair market value per share, as defined, on the date the stock option is granted. In the case of any ISO granted to a 10% shareholder, as defined, the exercise price shall not be less than 110% of the fair market value per share, as defined, on the date such ISO is granted. The term of a stock option cannot exceed 10 years and in the case of any ISO granted to a 10% shareholder, the term of such ISO shall not exceed 5 years.

●

Stock Appreciation Rights (“SARs”): The right to receive the difference between the fair market value of a share on the date of exercise and the exercise price, payable in cash, shares, other securities, other awards, other property or any combination thereof.

●

Restricted Stock and Restricted Stock Units (“RSUs): Restricted Stock means an award that entitles the recipient to receive shares or cash after a period of restriction. They are subject to substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. RSUs confer the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee.

●	Performance Awards: An award, denominated in either shares or U.S. dollars, which is earned during a specified performance period subject to the attainment of performance criteria.

●	Other Awards: An award of shares or an award that is based in whole or in part on the value of a share payable in shares, cash, other securities, or other property.

Performance Criteria:

Performance measures are objectives established by the Committee for Participants to be eligible to receive certain awards under the Plan. Performance objectives may be based on Company-wide, affiliate, divisional, project team, and/or individual performance and may be expressed in terms of attaining a specified level or a percentage or absolute increase or decrease in the particular objective, and may involve comparisons to historical results. The performance objectives may be applied to the performance of the Company relative to a market index, a peer group of other companies or a combination thereof. The Committee may further specify a minimum acceptable level of achievement below which no award payment will be made or vesting will occur.

●

The performance objective(s) with respect to any performance-based award may include any one or more of the following objectives, as established by the Committee: earnings per share; net income or net operating income (before or after taxes and before or after extraordinary items); sales, revenues or expenses; cash flow return on investments; earnings before or after taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross revenues; gross margins; share price including, but not limited to, growth measures and total shareholder return; economic value added; debt reduction; market share; revenue growth; cash flow; increase in customer base; return on equity, assets, capital or investment; working capital; net margin; earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”); headcount; sales per dollar of salaried/hourly wage expense; material costs, labor, overhead, delivery, selling, general, and administrative expenses, interest, amortization, and other expenses; sales dollar content per manufactured housing and recreational vehicle units shipped; gross margin per customer; return on total assets; return on fixed assets; accounts receivable turns; days sales in accounts receivable; inventory turns; days inventory on hand; operating and investing cash flows; leverage ratio; fixed charge ratio; and capital expenditures.

●

Performance measures may exclude certain types or categories of extraordinary, unusual or non-recurring items, including the dilutive effects of acquisitions or joint ventures, restructuring and/or other nonrecurring charges, the effects of changes to generally accepted accounting principles (“GAAP”) required by the Financial Accounting Standards Board, International Financial Accounting Standards (“IFRS’), or any other standard setting body, the impact of any “extraordinary items” as determined under GAAP or IFRS or any other standard setting body, the effect of any change in outstanding shares due to any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends, and any other unusual, non-recurring gain or loss or other extraordinary item.

●

The Committee may reduce, but may not increase, the number of shares deliverable, or the amount payable, under any award that is contingent on achievement of one or more performance objectives after the objectives are satisfied.

Other Provisions:

●

Shares covered by an award granted under the Plan are not counted as used, unless actually issued and delivered to a Participant. In addition, shares exchanged by a Participant in payment of the exercise price, retained by the Company pursuant to a tax withholding election, covered by an award settled in cash, or withheld by the Company in connection with an award which is net-settled, are available for future awards under the Plan.

●	If an award expires, is terminated, surrendered, or canceled without having been exercised in full, or is otherwise forfeited, then the unissued shares are available for future awards.

●

Awards may be granted in substitution for stock and stock based awards of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate, or the acquisition of property or stock of the Acquired Company. Such awards are not counted against the share limitations set forth in the Plan.

●

The Plan does not provide any Participant the right to continue as an employee, consultant or director of the Company and a Participant does not have any rights as a shareholder unless shares are actually issued.

●	Rights under the Plan are not assignable by a Participant, except by will or by the laws of descent and distribution, unless otherwise determined by the Committee.

●	No award granted under the Plan will be transferred for value.

●

The Participant or beneficiary is responsible for paying any federal, state, and local income or employment tax due on any award, and the Company is not liable for any interest or penalty that a Participant or beneficiary incurs by failing to pay any tax.

●

An award agreement may include restrictions on resale of shares or other disposition, provisions for the acceleration of vesting and/or exercisability of awards or for the cancellation of awards upon a change in control of the Company, and provisions to comply with applicable laws.

●	The costs of administering the Plan are paid by the Company.

●	The repricing of options or SARs without shareholder approval is prohibited.

●	The Plan and any subsequent amendments are governed by the laws of the State of Indiana, without regard to its conflict of laws principles.

●	The Committee may establish one or more sub-plans under the Plan, including sub-plans to satisfy blue sky, securities, and/or tax laws.

Amendment or Termination of the Plan:

●	The Company reserves the right to amend the Plan.

●	The Board of Directors (the “Board”) or the Committee may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or beneficiaries.

●

No amendment or termination may be made without shareholder approval that would increase the maximum number of shares that may be issued under the Plan (except for adjustments permitted under the Plan), change the class of eligible Participants, permit the repricing of outstanding options or SARs or otherwise require shareholder approval. No amendment or termination may terminate or adversely affect any right of a Participant under an award without the Participant’s consent, except as necessary to comply with changes in law or accounting rules applicable to the Company.

2013 and 2014 Awards Under the Amended Plan:

Stock options and awards previously granted under the Plan will not be affected by the amendment to and reapproval of the Plan and will remain outstanding until they are exercised, vest, expire or otherwise terminate, as the case may be.

An aggregate of 374,718 shares were available for future awards under the Plan as of December 17, 2013. On December 18, 2013, the Company granted 200,000 stock options and 200,000 SARs to Mr. Cleveland, the Chief Executive Officer. The 200,000 SARs were granted subject to shareholder approval of an increase in the number of shares available for grant under the Plan. An aggregate of 46,533 net shares were available for future awards under the Plan as of March 27, 2014 (the record date), prior to the approval by shareholders of this Proposal 2.

If the proposed amendment to increase the number of shares reserved under the Plan is approved by shareholders, the maximum number of shares available for delivery to Service Providers pursuant to awards granted under the Plan would be 1,675,000 shares less 903,467 shares previously granted under the Plan. The table below sets forth information regarding the SARs granted on December 18, 2013 (that are subject to shareholder approval of this Proposal 2) and other stock awards and RSUs granted thus far in 2014 to our NEOs, another executive officer, and non-executive officer employees since the Board approved the amendment to the Plan.

Name and Position	Number of SARs Granted (1)	SARs Strike Price (1)	Number of Stock Awards Granted (2)(3)	Stock Awards Grant Date Price	Number of RSUs Granted (4)	RSUs Grant Date Price
Todd M. Cleveland, President and CEO	50,000	$27.67	49,678	$37.22	-	-
	50,000	$33.20
	50,000	$39.84
	50,000	$47.81
	200,000

Jeffrey M. Rodino, Executive Vice President of Sales and COO	-	-	6,211	$37.22	17,601	$37.22
Andy L. Nemeth, Executive Vice President and CFO	-	-	5,985	$37.22	17,601	$37.22

Executive Group (all NEOs and other executive officer as a group - 4 persons)	200,000	-	65,668	$37.22	44,001	$37.22
Non-Executive Officer Employee Group	-	-	34,000	$36.35	-	-

(1)

The SARs have a nine-year term and vest pro-rata on the first, second and third anniversary dates, respectively, of the SARs grant date. The grant date share price of the 200,000 SARs was $27.67. See “Supplemental Long-Term Incentive Grant for CEO” on pages 26 and 27 for additional details.

(2)

The 65,668 shares granted in the aggregate to the Executive Group on February 18, 2014 consisted of (a) time-based stock awards of 9,381 shares that have a three-year cliff vesting period from the date of grant; and (b) performance-based stock awards of 56,287 shares in which award vesting is contingent upon the Company’s actual cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

(3)	The 34,000 shares granted to the Non-Executive Officer Employee Group on February 12, 2014 have a three-year cliff vesting period from the date of grant.
(4)

The supplemental grant of RSUs awarded to Messrs. Rodino and Nemeth and an executive officer on February 18, 2014 are performance-based and award vesting is contingent upon the Company’s actual cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

Effective Date:

●	The amendment to the Plan will be effective as of May 22, 2014, if approved by shareholders.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on April 29, 2014. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to Participants in the Plan.

Tax Consequences to Participants:

Nonqualified Stock Options. In general, no income will be recognized by an optionee at the time a nonqualified stock option is granted. At the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of the sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held post-exercise.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option (“ISO”). The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares in a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a Participant in connection with the grant or vesting of a SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise. The Company accounted for the SARs as if such amendment to the Plan was approved by shareholders.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units. No income generally will be recognized upon the award or vesting of restricted stock units. The recipient of an award of restricted stock units generally will be subject to tax at ordinary income rates on the amount of cash received or the fair market value of unrestricted shares received, measured as of the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such restricted stock units), and the capital gain/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Other Stock Awards. No income generally will be recognized upon the grant of other stock awards. Upon payment of other awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Tax Consequences to the Company:

To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company will generally be entitled to a corresponding compensation expense deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Vote Required

Proposal 2 requires the affirmative vote of a majority of the votes cast, provided a quorum (50% of the outstanding shares of common stock) is present.

The Board of Directors unanimously recommends a vote FOR approval of the amendment to increase the number of shares reserved under the Patrick Industries, Inc. 2009 Omnibus Incentive Plan and to reapprove the material terms of the Plan.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009. The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2014. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 3, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Audit Fees

The following table presents fees for professional audit and tax services rendered by Crowe Horwath LLP for the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$292,000	$212,500
Audit-Related Fees (2)	26,200	30,000
Tax Fees (3)	31,300	46,500
All Other Fees	-	-
Total Fees	$349,500	$289,000

(1)

Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, including in 2013, the audit of the Company’s internal control over financial reporting, and for the reviews of the interim financial statements included in the Company’s quarterly reports.

(2)

Audit-related fees consist primarily of fees for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and other audit-related services and filings. In addition, audit-related fees include the reviews of various SEC filings.

(3)

Tax fees consist of the preparation and/or review of Federal and State tax returns, assistance with preparation of tax inquiries, primarily from state and local tax authorities, enterprise zone property tax filings, and preparation and review of employee benefit plan filings. Tax fees in 2013 and 2012 were related to the review by Crowe Horwath LLP of the 2012 and 2011 tax returns, respectively.

In addition to the fees listed in the table above pertaining to audit and tax services rendered by the Company’s current independent registered public accounting firm, Crowe Horwath LLP, there were additional audit and audit-related fees incurred in 2013 and 2012 for professional services rendered by our former independent registered public accounting firm for the fiscal years ended December 31, 2013 and 2012. Total audit and audit-related fees for professional services rendered were $56,100 and $24,300 in 2013 and 2012, respectively. There were no additional tax fees, other than those listed in the table above, pertaining to 2013 and 2012.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

We have reviewed and discussed with senior management our audited financial statements included in the 2013 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Horwath LLP, our independent auditors, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence rules.

We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence. Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2013 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements.

The Audit Committee:

Keith V. Kankel (Chairman)
Terrence D. Brennan

John A. Forbes

Michael A. Kitson
Larry D. Renbarger
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 27, 2014 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percent of Class
Five Percent Shareholder:
Jeffrey L. Gendell
C/o Tontine Capital Management, L.L.C.
One Sound Shore Drive Suite 304
Greenwich, CT 06830	2,501,430 (1)(2)	23.4%

Directors:
Walter E. Wells	41,435	*
Paul E. Hassler	33,440	*
Larry D. Renbarger	26,035	*
Terrence D. Brennan	17,935	*
Joseph M. Cerulli (3)	16,435	*
Keith V. Kankel (4)	13,121	*
John A. Forbes	9,751	*
Michael A. Kitson	5,435	*

Named Executive Officers:
Todd M. Cleveland	359,350	3.4%
Andy L. Nemeth	81,559	*
Jeffrey M. Rodino	54,912	*

All Directors, Named Executive Officers and other executive officers as a group (12 persons)	690,730	6.5%

* Less than 1%.

(1)

Information based on the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”), Tontine Associates, L.L.C. (“TA”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell on March 26, 2014. Includes 2,387,802 shares owned directly by TCP, 60,711 shares owned directly by TCM, and 52,917 shares owned directly by TA.

Mr. Gendell is the managing member of TCM and TAA, the general partners of TCP and TCP 2, respectively, and of TA, which serves as the fund manager of certain investment funds affiliated with the reporting person, and has shared voting and dispositive power over these shares. All of these shares may be deemed to be beneficially owned by Mr. Gendell. He disclaims beneficial ownership of the shares owned by Tontine, except to the extent of his pecuniary interest therein.

(2)

Based on information contained in a Form 4 filed by Tontine on April 3, 2014 (subsequent to the record date), the aggregate number of shares of the Company’s common stock beneficially owned by Tontine decreased to 2,476,430 or 23.2% of the Company’s common stock outstanding as of April 1, 2014, reflecting the distribution on April 1, 2014 of 25,000 shares to investors that are not directly or indirectly controlled by Mr. Gendell in connection with the redemption of ownership interests in TCP 2 held by those investors.

(3)	Mr. Cerulli is employed by TA. He disclaims beneficial ownership of the shares beneficially owned by Tontine, except to the extent of his pecuniary interest therein.

(4)

Mr. Kankel will retire from the Company’s Board effective on May 21, 2014. He currently serves as the Chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance and Nominations Committee. He has served as a Director of the Company since 1977.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. The Board expects to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate.

Board Membership

As of the date of this Proxy Statement, the Board has ten members. Except for Mr. Cleveland, our President and Chief Executive Officer, and Mr. Nemeth, our Executive Vice President-Finance and Chief Financial Officer, no director is an employee.

Mr. Cerulli has been employed by TA since January 2007. As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine. Mr. Cerulli began receiving compensation for his service as a member of the Board beginning in January 2009. As of April 1, 2014, Tontine beneficially owned approximately 23.2% of the Company’s outstanding common stock.

In connection with the financing of its acquisition of Adorn in May 2007, the Company entered into a Securities Purchase Agreement with Tontine, dated April 10, 2007 (the “2007 Securities Purchase Agreement”), which provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director on March 19, 2013. Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above. As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

Election of Directors and Length of Board Term

Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.
Attn: Andy L. Nemeth, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638

Board Meetings and Attendance

The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had four regular meetings in 2013. Additionally, the Board participated in 13 special meetings in 2013 which included periodic update calls with the Chief Executive Officer and Chief Financial Officer. In 2013, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served. All directors attended the most recent Annual Meeting of Shareholders which was held on May 23, 2013. We expect all Board members to attend the 2014 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Executive Sessions of Independent Directors

The Board and Board committees regularly meet in executive session without the presence of any management directors or representatives. There was no lead independent director designated to preside over the executive sessions of the Board in 2013. Any independent director can request additional executive sessions. The independent directors met four times in executive session in 2013.

Board Leadership Structure and Risk Oversight

The Company maintains separate positions for the Chairman of the Board (“Chairman”) and for the Chief Executive Officer. The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance. Mr. Hassler serves as Chairman and Mr. Cleveland is the Chief Executive Officer.

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting professionals reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each professional and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Independent Directors

A majority of the members of the Board (seven of the ten members) have been designated by the Board as independent directors. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors are Terrence D. Brennan, Joseph M. Cerulli (except for purposes of the Audit Committee and the Compensation Committee), John A. Forbes, Keith V. Kankel, Michael A. Kitson, Larry D. Renbarger and Walter E. Wells. The independent directors met four times in 2013.

Director Qualifications and Director Diversity

The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

●	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

●	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

●	Expertise in key areas of corporate management and in strategic planning;

●	Financial literacy and financial and accounting expertise; and

●	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Corporate Governance and Nominations Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. However, as part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee takes the outcome into account when identifying and evaluating director candidates.

Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.

Board Committee Responsibilities and Related Matters

The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.

Audit Committee

The Board has an Audit Committee, which from January 1, 2013 to March 18, 2013, was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Paul E. Hassler, Larry D. Renbarger, and Walter E. Wells. Effective March 19, 2013, the Audit Committee was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Paul E. Hassler, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells. Effective May 23, 2013, the Audit Committee was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells. On May 22, 2014, Mr. Kitson will assume the role of Chairman of the Audit Committee upon the retirement of Mr. Kankel from the Board effective May 21, 2014.

The Audit Committee’s responsibilities include oversight responsibilities related to potential material risks to our business including, but not limited to, credit, liquidity and operational risks. In addition, its responsibilities include recommending to the Board the independent accountants to be employed for the purpose of conducting the annual audit of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis. The Audit Committee’s report is provided on pages 12 and 13 of this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and that Messrs. Kankel, Brennan, Forbes, Kitson, Renbarger, and Wells all meet the qualifications required to be an audit committee financial expert and meet the financial sophistication requirements of the NASDAQ listing standards. The Audit Committee met 12 times in 2013. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee

The Board has a Compensation Committee, which from January 1, 2013 to March 18, 2013, was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, and Keith V. Kankel. Effective March 19, 2013, the Compensation Committee was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, and Michael A. Kitson. Effective May 23, 2013, the Compensation Committee was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, John A. Forbes, Keith V. Kankel, and Michael A. Kitson. Mr. Kankel will retire from the Board effective on May 21, 2014. The Compensation Committee met 10 times in 2013. The primary responsibilities of this committee include:

●	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

●	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

●	Oversight authority for the stock-based compensation programs.

In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Towers Watson, as further described below under the heading “Compensation Discussion and Analysis - Compensation of Executive Officers and Directors”. Towers Watson’s fees are approved by the Compensation Committee. Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation committee has assessed the independence of Towers Watson pursuant to SEC and Nasdaq listing rules and determined that their work did not give rise to any conflicts of interest. The Compensation Committee’s report is provided on page 35 of this Proxy Statement.

The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee Interlocks and Director Participation

During 2013, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2013. Paul E. Hassler was formerly an officer of the Company from 2004-2009 and was a member of the Compensation Committee from 2012 to May 22, 2013. Keith V. Kankel was formerly an officer of the Company from 1974-2004 and became a member of the Compensation Committee in 2008.

Corporate Governance and Nominations Committee

The Board has a Corporate Governance and Nominations Committee, which from January 1, 2013 to March 18, 2013, was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, Larry D. Renbarger, and Walter E. Wells. Effective March 19, 2013, the Corporate Governance and Nominations Committee was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells. Effective May 23, 2013, the Corporate Governance and Nominations Committee was comprised of John A. Forbes (Chairman), Terrence D. Brennan, Joseph M. Cerulli, Keith V. Kankel, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells. Mr. Kankel will retire from the Board effective on May 21, 2014. This Committee met four times in 2013. The primary responsibilities of this committee include:

●	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

●	Recommend nominees to the Board to fill new positions or vacancies as they occur;

●	Review and recommend to the Board the compensation of directors;

●	Recommend to the Board nominees for election by shareholders at the annual meeting; and

●	Review and monitor corporate governance compliance as well as recommend appropriate changes.

The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2013.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program in effect for the 2013 fiscal year and compensation decisions made with respect to the compensation program.

Compensation Discussion and Analysis

Compensation of Executive Officers and Directors

Summary

We believe that the compensation plan as it relates to our Named Executive Officers - Todd M. Cleveland (“Chief Executive Officer” or “CEO”), Jeffrey M. Rodino (“Chief Operating Officer” or “COO”), and Andy L. Nemeth (“Chief Financial Officer” or “CFO”) - and other executives, should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company. Messrs. Cleveland, Rodino and Nemeth comprise our “Named Executive Officers” or “NEOs”, as such term is used under SEC rules. Our objective is to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders. We utilize a performance management system which is designed to drive decisions by senior management to facilitate a 'Customer 1st-Performance Based’ culture. Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals. In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives.

Executive Compensation Decisions –

Participants and Roles, Plan Factors, Plan Components and Benchmark Sources

Participants and Roles

COMPENSATION COMMITTEE

●    Recommends to the Board, with input from our management team and external advisors, the Company’s executive compensation and benefits programs to include the NEOs.

●    Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.

INDEPENDENT COMMITTEE CONSULTANT

●    Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.

●    Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and VICE PRESIDENT OF HUMAN RESOURCES

●    When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

●    Evaluates the performance plans of the COO, CFO, and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

●	NEOs’ roles, position scope, experience, skill set, and performance history;

●	The external market for comparable roles;

●	The current and expected business climate; and

●	The Company’s financial position and its reflection of operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation.

Fiscal Year 2013 Compensation

The 2013 performance plan year was influenced by continued improving overall economic conditions, growth of our core business markets (Recreational Vehicles, Manufactured Housing and Industrial) and the continued execution of the Company’s strategic initiatives in accordance with our strategic plan. As our business continued to grow both organically and through acquisitions during 2013, we continued to execute on a Company-wide market and performance-based rewards platform consistent with our operating results, including record revenues and net income (on an adjusted basis) for the NEOs and all performing team members.

Fiscal Year 2013 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives

Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives

Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan

Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation

Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and wellness program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other NEOs based on recommendations by the President and CEO.

When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size, and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th – 50th percentile of the Company’s peer group in determining base salaries and the 75th percentile of the Company’s peer group for determining short-term incentive compensation.

The Board approved a base compensation increase for the NEOs on February 18, 2013 in alignment with market data and the Company plan factors.

The following table summarizes the 2012 and 2013 base salaries as approved by the Board for the NEOs:

Name	2012 Base Salary – 2/13/12	2013 Base Salary – 2/18/13	% Increase 2/18/13
Todd M. Cleveland	$350,000	$400,000	14.3%
Jeffrey M. Rodino	200,000	265,000(1)	32.5%
Andy L. Nemeth	235,000	245,000	4.3%

(1)	Mr. Rodino’s base compensation was adjusted from $225,000 on February 18, 2013 to $265,000 on March 11, 2013 as a result of his promotion to COO.

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the achievement of a combination of the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2013 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short and long-term strategies. These components include:

●	Company performance (50% weighting), which is measured by the Company’s EBITDA;

●	Individual performance (50% weighting), which is measured by:

1.	Financial objectives – Revenue and EBITDA targets (40% weighting within the individual performance objectives);

2.	Strategic objectives – Actions and initiatives linked to the Company’s organizational strategic agenda for the plan year (30% weighting within the individual performance objectives);

3.

Leadership and talent objectives – Actions and initiatives linked to the development of our talent, leadership, capabilities and our values (30% weighting within the individual performance objectives).

For each of the NEOs, a target STI award is established as a percentage of base salary. The portion of the STI award that is tied to individual performance is based on the Compensation Committee’s assessment of an individual’s performance against defined objectives (50% weighting), with the NEOs each receiving an individual performance rating ranging from 0.0 to 5.0. The Company performance component of the STI award is based upon the Company’s EBITDA (as defined in the Company’s credit agreement) performance versus target EBITDA (50% weighting), with the actual results placed on a scale ranging from 0.0 to 5.0. The threshold Company EBITDA performance is 80% of target EBITDA (a 2.0 rating) and the maximum Company EBITDA performance is capped at 120% of target EBITDA (a 5.0 rating). The threshold, target and maximum performance metrics for the 2013 STI plan are outlined below:

2013 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Rating (EBITDA)	2.0 ($34.5MM)	3.0 ($43.1MM)	5.0 ($51.8MM)
Individual Rating	2.5	3.0	5.0

If an individual’s performance rating is below the threshold rating of 2.5, such individual is not eligible for an STI award regardless of Company performance. If the Company’s EBITDA performance is below the threshold Company rating of 2.0, no individual is eligible for that performance plan year’s annual STI award regardless of individual performance.

The individual rating is translated into a payout factor ranging from 83% (threshold) to 167% (maximum), and the Company rating is translated into a payout factor ranging from 50% (threshold) to 150% (maximum). The individual and Company payout factors are multiplied to establish an aggregate payout factor, which is then multiplied by the target STI award to determine the actual dollar award. The range of potential 2013 aggregate payout factors as a percentage of the target STI award was as follows:

●	Threshold individual and Company performance - 41.7%
●	Target individual and Company performance - 100%
●	Maximum individual and Company performance - 250%

The Company achieved plan adjusted fiscal 2013 EBITDA of $48.8 million which equated to a 4.4 Company performance rating. When combined with the individual performance rating for each NEO, the actual STI award payouts for 2013 were as follows:

Name	2013 Base Salary ($)	Target Award as a % of Base Salary (1)	Target STI Award ($)	Actual Award Amount as a % of Target Award	Actual 2013 STI Award Payout ($)
Todd M. Cleveland	$400,000	100%	$400,000	195.1%	$780,270
Jeffrey M. Rodino	265,000	85%	225,250	185.9%	418,780
Andy L. Nemeth	245,000	60%	147,000	190.6%	280,230

(1)

The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of February 18, 2013 (with the exception of Mr. Rodino’s base salary which reflects his base salary as of his promotion date of March 11, 2013). The target award as a percentage of base salary did not change from 2012 to 2013.

While these targets were used in fiscal year 2013, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.

Performance-Contingent Cash Award

The amount shown for 2013 in the Summary Compensation Table as Non-Equity Incentive Plan Compensation includes compensation earned under a performance-contingent cash award that was granted under a Board approved pay-for-performance based Long-Term Incentive Plan established in 2011 (the “2011 LTIP”). The 2011 LTIP included both a restricted share award (two-thirds of the value of the total target award) and the performance-contingent cash award (one-third of the value of the total target award). The performance-contingent cash award component of the 2011 LTIP was consistent with pay-for-performance long-term incentive design principals in a situation where the Company is unable to grant market-driven levels of equity-based awards due to concerns over diluting the holdings of non-employee shareholders. Based on the Company’s cumulative EBITDA performance over the 2011-2013 performance period, the performance-contingent cash award vested at its maximum payout of 150% of the target payout.

The performance-contingent cash award also contained a supplemental cash appreciation provision, providing participants with the potential to realize appreciation of the actual performance-contingent cash payout, based on the share price appreciation of an equivalent number of shares over the performance period. The maximum payout under the performance-contingent cash award, including the supplemental cash appreciation, was capped at 200% of the target payout. Based on the share price appreciation realized over the 2011 LTIP performance period from $2.50 to $28.93 per share, the payouts under the performance-contingent cash award were capped at the maximum of 200% of the target payout. The table below indicates the equivalent shares for each NEO based on target performance under the 2011 LTIP, the corresponding actual performance-contingent cash award achieved at 150% of the target award and the corresponding total performance-contingent cash award paid, including supplemental cash appreciation, at 200% of the target award.

Name	Target Equivalent Shares / Share Value at $2.50 Per Share	Performance- Contingent Cash Award Achieved	Total Performance- Contingent Cash Award, including Supplemental Appreciation
Todd M. Cleveland	39,000 / $97,500	$146,250	$195,000
Jeffery M. Rodino	9,200 / $23,000	$34,500	$46,000
Andy L. Nemeth	12,000 / $30,000	$45,000	$60,000

Long-Term Incentive Plan

We believe that long-term incentive compensation represents an appropriate motivational tool to achieve certain long-term Company goals and closely align the interests of our management team with those of our shareholders. Our Executive officers participate in our long-term compensation plan as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential and execution.

In 2013, the Compensation Committee implemented a Board approved pay-for-performance based Long-Term Incentive Plan (“2013 LTIP”) for the NEOs. The 2013 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year ($14.50 for the 2013 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2013-2015) against target up to a maximum payout of 150% of target. The 2013 LTIP further established the Company’s “pay for differentiated performance” philosophy through the implementation of a performance dependent upside potential for performance in excess of target levels. The 2012 LTIP did not provide for such upside award potential for exceeding target performance.

The table below shows a sample calculation of LTIP award components:

Base Salary ($)	Target Award as a % of Base Salary	Target Award ($) (3,103 Restricted Shares @$14.50 per share)	Restricted Shares Target Award - Performance- Contingent (80%) (Shares @ $14.50 per share)	Restricted Shares Target Award – Time-Based (20%) (Shares @ $14.50 per share)
$150,000	30%	$45,000	2,482	621

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO. The LTIP restricted share component is further defined below:

LTIP Restricted Share Component:

●	Time-Based Shares – 20% of the shares comprising the restricted share award are Time-Based Shares with a three year cliff vesting period.
●

Performance-Contingent Shares – 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

For the Performance-Contingent Shares, the Company’s cumulative three-year EBITDA performance is placed on a scale ranging from 0.0 to 5.0, with threshold EBITDA performance of 80% of target EBITDA (a 2.0 rating) and maximum Company EBITDA performance of 125% of target EBITDA (a 5.0 rating). The threshold, target and maximum performance metrics for the 2013 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) (2.0 Rating) Payout as % of target	Target EBITDA Performance (1) (3.0 Rating) Payout as % of target	Maximum EBITDA Performance (1) (5.0 Rating) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	150%

(1)	The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2013, 2014 and 2015.

The target LTIP award components for the NEOs in 2013 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award ($)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)
Todd M. Cleveland	100%	$400,000	5,517	22,070
Jeffrey M. Rodino	40%	106,000	1,462	5,849
Andy L. Nemeth	40%	98,000	1,352	5,407

Individual NEO threshold, target and maximum payouts in shares for each LTI component are outlined below:

Name	Threshold EBITDA Performance (2.0 Rating) Component Award (Shares)	Target EBITDA Performance (3.0 Rating) Component Award (Shares)	Maximum EBITDA Performance (5.0 Rating) Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	5,517	5,517	5,517
Jeffrey M. Rodino	1,462	1,462	1,462
Andy L. Nemeth	1,352	1,352	1,352
Performance-Contingent Shares (1)
Todd M. Cleveland	11,035	22,070	33,105
Jeffrey M. Rodino	2,925	5,849	8,774
Andy L. Nemeth	2,704	5,407	8,111

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2013 LTIP award.

The Company records the estimated compensation expense at the date of grant assuming the maximum payout and adjusts its estimates on a periodic basis, if required. The NEOs have all voting rights of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2013 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2015 (the third year in the cumulative EBITDA performance measurement period).

See “Potential Payments Upon Termination or Change in Control” on pages 33 and 34 for the long-term performance-contingent cash award payable to each of the NEOs upon termination or a change in control.

2013 NEO Company Stock Ownership Requirement

The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. The following table sets forth information about the required share value of the Company’s common stock to be owned by each NEO for the year ended December 31, 2013:

Name	2013 Base Salary	2013 Multiple of Base Salary	Required Total Share Value ($) (1)
Todd M. Cleveland	$400,000	4X	$1,600,000 (2)
Jeffrey M. Rodino	265,000	2X	530,000 (2)
Andy L. Nemeth	245,000	2X	490,000 (2)

(1)	Inclusive of stock option valuation, restricted stock awards, and restricted stock units awarded by the Company, and shares purchased by the NEO in the open market.

(2)	Each NEO’s total common stock ownership for the year ended December 31, 2013 exceeded the 2013 requirement.

Supplemental Long-Term Incentive Grant for CEO

In 2013, in recognition of the leadership execution and performance of Mr. Cleveland throughout the strategic planning period from 2008 through 2013, and in an effort to retain the proven high performance and leadership talent of Mr. Cleveland and to provide an incentive to define, develop, drive, and establish a platform to execute the Company’s five-year strategic plan for the period from 2014 to 2018 and drive operating results, the Compensation Committee developed and recommended a Board approved Supplemental Long-Term Incentive Grant (the “Grant”) for Mr. Cleveland. The Grant is comprised of two long-term incentive vehicles which include: (1) stock options and (2) SARs and is directly aligned to shareholder interests of performance, growth and share price appreciation. The SARs are to be settled in shares of common stock, or at the sole discretion of the Board in cash. Unvested options and stock appreciation rights are subject to forfeiture if Mr. Cleveland’s employment with the Company is terminated before the options or SARs vest. The Grant structures and vesting periods are noted in the tables below:

Stock Option Grant Structure and Vesting (1)

Stock Option Award (shares)	Strike Price ($)	Vesting Period
200,000	$27.67	3 years, 1/3 of total stock option grant per year

SARs Grant Structure and Vesting (1)

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Vesting Period
Strike Price of SARs ($)	$27.67	$33.20	$39.84	$47.81	3 years, 1/3 of each SARs tranche per year
SARs per tranche (shares)	50,000	50,000	50,000	50,000

(1)	Both the stock options and SARs were granted with a nine-year contractual life.

Non-Qualified Stock Options

There were no additional non-qualified stock options granted in 2013 to the NEOs other than those described above under “Supplemental Long-Term Incentive Grant for CEO.” A description of all stock awards held by the NEOs as of the end of fiscal 2013 is contained in the “Outstanding Equity Awards at December 31, 2013” table on pages 30 and 31. We reserve the right at any time to grant options under our Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

Executive Retirement Plan and Non-Qualified Excess Plan

Executive Retirement Plan

As part of a long term compensation program established prior to the Company’s acquisition of Adorn in 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. Mr. Nemeth became fully vested in the Executive Retirement Plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007, as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no material contributions made to the NQDC Plan in 2013.

Perquisites

We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs. We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.

Equity Trading Restrictions

The Company has a policy whereby the mandatory trading blackout period begins at the close of trading on the stock market on the last trading day of the fiscal month ending in a reporting period (March, June, September and December) and ends after the expiration of two full stock market trading days following the public release of the financial information for that reporting period. During this period, Section 16 insiders and other management employees who have access to “inside” information are precluded from trading in the public market any types of company equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Tax and Accounting Considerations

To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder to enable us to claim the tax deductibility of performance-based compensation in excess of $1 million per taxable year to our executive officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of our shareholders, we will pursue those objectives, regardless of the attendant tax implications. In 2012, a portion of Mr. Cleveland’s compensation did not comply with Section 162(m). In 2013, we took certain steps designed to increase the portion of our executive compensation eligible for favorable tax treatment under Section 162(m). You should be aware, however, that Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail. We expense equity awards in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation (“ASC 718”).

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2013, 2012 and 2011. There were no stock options awarded to our NEOs for the years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Todd M. Cleveland,	2013	$391,346	$-	$544,956	$2,124,903	$975,270	$-	$15,255	$4,051,730
President and Chief	2012	339,615	400,000	590,800	-	822,500	-	14,290	2,167,205
Executive Officer	2011	288,654	-	152,250	-	630,000	-	13,459	1,084,363

Jeffrey M. Rodino,	2013	246,846	-	144,430	-	464,780	-	12,193	868,249
Chief Operating	2012	189,039	50,000	135,040	-	382,500	-	12,397	768,976
Officer, and Executive	2011	160,078	-	36,540	-	261,380	-	12,358	470,356
Vice President of Sales (8)

Andy L. Nemeth,	2013	243,270	-	133,523	-	340,230	6,563	15,732	739,318
Executive Vice	2012	233,462	50,000	158,672	-	274,950	9,542	15,207	741,833
President of Finance,	2011	222,212	-	48,720	-	270,000	8,917	15,776	565,625
Secretary-Treasurer,
and Chief Financial
Officer

(1)	For information on base salaries, see “Base Salary” on pages 21 and 22.

(2)

The NEOs received discretionary bonus awards for the year ended December 31, 2012. The NEOs did not receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2013 or 2011.

(3)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)

Amount shown does not reflect compensation actually received. Such amount reflects the aggregate fair value of stock options and SARs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 19 to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option and SARs award based on the Black-Scholes option-pricing model.

(5)

Amounts shown represent the short-term incentive awards earned in 2013 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2013. See “Non-Equity Incentive Plan Awards” on pages 22 and 23. Amounts shown also include the payment in 2013 of the performance-contingent cash award component of the 2011 LTIP. See “Performance-Contingent Cash Award” on pages 23 and 24.

(6)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEOs’ accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.

(7)	The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Other (a)(b) ($)	Total All Other Compensation ($)
Todd M. Cleveland	2013	$ 765	$ 14,490	$ 15,255
	2012	850	13,440	14,290
	2011	825	12,634	13,459
Jeffrey M. Rodino	2013	643	11,550	12,193
	2012	499	11,898	12,397
	2011	424	11,934	12,358
Andy L. Nemeth	2013	642	15,090	15,732
	2012	617	14,590	15,207
	2011	586	15,190	15,776

(a)

Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and wellness program.

(b)	Mr. Cleveland had use of a Company car from January 1 to June 1, 2011.

(8)

Mr. Rodino was appointed COO of the Company in March 2013. In addition to his COO position, Mr. Rodino serves as Executive Vice President of Sales, a position he has held since December 2011. Mr. Rodino also served as Vice President of Sales for the Midwest from August 2009 to December 2011.

Grants of Plan-Based Awards During Fiscal Year 2013

The table below sets forth information on grants in 2013 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 22 and 23, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 24 to 26, “Supplemental Long-Term Incentive Grant for CEO” as set forth on pages 26 and 27, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 28 and 29. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other		Exercise or Closing	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards: # of Shares of Stock or Units (#) (3)	All Other Option Awards: # of Securities Underlying Options (#) (4)	Market Price on Grant Date ($ Per Share) (5)	Value of Stock and Option Awards/ SARs ($) (6)
Todd M. Cleveland	3/04/13	$166,800	$400,000	$1,000,000	11,035	22,070	33,105	5,517	-	$14.11	$544,956
	12/18/13								200,000	27.67	1,265,138
	12/18/13								50,000	27.67	316,284
	12/18/13								50,000	33.20	223,955
	12/18/13								50,000	39.84	173,625
	12/18/13								50,000	47.81	145,901
Jeffrey M. Rodino	3/04/13	$93,900	$225,250	$563,100	2,925	5,849	8,774	1,462	-	$14.11	$144,430
Andy L. Nemeth	3/04/13	$61,300	$147,000	$367,500	2,704	5,407	8,111	1,352	-	$ 14.11	$133,523

(1)

The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 22 and 23. For the actual non-equity incentive awards, see the “Summary Compensation Table” on pages 28 and 29.

(2)

Restricted shares granted in fiscal 2013 under the 2013 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2015. See “Long-Term Incentive Plan” on pages 24 and 25.

(3)	These shares represent the Time-Based restricted stock awards granted in fiscal 2013 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 24 and 25.

(4)

These stock options and SARs were granted on December 18, 2013 and were 100% unvested as of December 31, 2013. Both the stock options and SARs vest pro-rata over three years at various exercise prices, commencing on December 18, 2014, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated before the options or SARs vest. See “Supplemental Long-Term Incentive Grant for CEO” on pages 26 and 27.

(5)

The base price of the Time-Based and Performance-Contingent based stock awards is the closing price of the Company’s stock on the NASDAQ stock market on the grant date. The base price of the stock options and SARs awards is the exercise/strike price.

(6)	Represents the fair value of stock awards, stock options and SARs as of the grant date computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2013

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2013.

		Option/SARs Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (1)	Options Exercise /SARs Strike Price ($)	Options/SARs Expiration Date
Todd M. Cleveland	12/18/13	-	200,000	27.67	12/18/22
	12/18/13	-	50,000	27.67	12/18/22
	12/18/13	-	50,000	33.20	12/18/22
	12/18/13	-	50,000	39.84	12/18/22
	12/18/13	-	50,000	47.81	12/18/22
Jeffrey M. Rodino	-	-	-	-	-
Andy L. Nemeth	-	-	-	-	-

(1)

Both the stock options and SARs were granted in 2013 and will vest pro-rata over three years, commencing on December 18, 2014, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated before the options or SARs vest. The SARs awards granted to Mr. Cleveland are subject to shareholder approval of Proposal 2.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Todd M. Cleveland	3/04/13	5,517	$159,607	33,105	$ 957,727
	3/12/12	14,000	405,020	56,000	1,620,080
	3/01/11	15,000	433,950	60,000	1,735,800
Jeffrey M. Rodino	3/04/13	1,462	42,295	8,774	253,832
	3/12/12	3,200	92,576	12,800	370,304
	3/01/11	3,600	104,148	14,400	416,592
Andy L. Nemeth	3/04/13	1,352	39,114	8,111	234,651
	3/12/12	3,760	108,777	15,040	435,107
	3/01/11	4,800	138,864	19,200	555,456

(1)

Restricted share grants related to Time-Based share awards, which were approved by the Board on March 4, 2013, March 12, 2012, and March 1, 2011, will fully vest on the third anniversary of the grant date or March 4, 2016, March 12, 2015, and March 1, 2014, respectively. Unvested restricted stock awards are subject to forfeiture if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $28.93 per share which was the NASDAQ Stock Market closing price on December 31, 2013.

(3)

Restricted share grants related to Performance-Contingent based share awards, which were approved by the Board on March 4, 2013, March 12, 2012 and March 1, 2011, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested restricted stock awards are subject to forfeiture if the NEO’s employment with the Company is terminated before the shares vest.

 Option Exercises and Stock Vested in Fiscal 2013

The following table sets forth information about the value realized by the NEOs on vesting of stock awards in 2013. There were no stock options exercised by the NEOs in 2013.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Todd M. Cleveland	-	$ -	32,000	$ 699,200
Jeffrey M. Rodino	-	-	18,000	393,300
Andy L. Nemeth	-	-	22,000	480,700

(1)	The value realized on vesting was based on the market price equal to the Nasdaq Stock Market closing price of $21.85 on May 20, 2013 times the total number of shares acquired on vesting.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by security holders	444,250	$ 29.34	174,718
Equity compensation plans not approved by security holders	-	N/A	-
Total	444,250	$ 29.34	174,718

(1)

The number of securities represented is the amount of shares to be issued upon exercise of outstanding options and rights as of December 31, 2013, and includes the grant of 200,000 SARs to Mr. Cleveland on December 18, 2013, which were granted subject to shareholder approval of Proposal 2. See Proposal 2 on pages 5 to 11 for further details.

(2)

The Company also granted stock awards subsequent to the year ended December 31, 2013 which are reflected in the table set forth in Proposal 2 under “2013 and 2014 Awards Under the Amended Plan” on pages 9 and 10.

Non-Qualified Deferred Compensation

The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($) (3)
Todd M. Cleveland	-	-	-	-	-
Andy L. Nemeth	-	-	$ 6,563	-	$ 152,412
Jeffrey M. Rodino	-	-	-	-	-

(1)	Represents the charge reflected in operating results for the current fiscal year associated with the compensation cost recognized by the Company pursuant to the terms of the plan.

(2)	Represents the interest for the current fiscal year associated with the annuity and a change in the assumed discount rate to 4.5% in 2013 from 7.5% in 2012.

(3)

Represents the present value of an annuity as of December 31, 2013 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2013 was $145,849.

See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on page 27.

Potential Payments Upon Termination or Change in Control

We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements at December 31, 2013 for our NEOs in the event they are terminated without cause or upon change in control. In addition to reasonable severance benefits, our NEOs, other executives, and general employees who have received long-term incentive awards (in the form of restricted stock grants and long-term performance cash awards) are immediately vested in all restricted shares granted and the target long-term cash award as defined in the terms and conditions of the LTI grant.

Name	Severance Benefits Upon Termination Without Cause or Upon Change in Control (1)	Non- Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Jeffrey M. Rodino	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	1 Year	1 Year

Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Based on the employment and compensation arrangements in effect as of December 31, 2013 and assuming a hypothetical termination date of December 31, 2013, including the price of the Company’s common stock on that date, the benefits upon termination without cause or change in control for our NEOs would have been as follows in the table below. Per the NEOs’ employment agreements, there are no benefits payable to the NEOs for involuntary termination due to death or disability.

Name / Benefit	Change in Control Voluntary Termination	Change in Control Involuntary Termination	Involuntary Termination Without Cause
Todd M. Cleveland
Base salary	$ 400,000	$ 400,000	$ 400,000
Acceleration of long-term incentives (1)	5,312,184	5,312,184	-
Acceleration of stock options/SARs exercise (2)	315,000	315,000	-
Total benefits	$ 6,027,184	$ 6,027,184	$ 400,000
Jeffrey M. Rodino
Base salary	$ 265,000	$ 265,000	$ 265,000
Acceleration of long-term incentives (1)	1,279,747	1,279,747	-
Total benefits	$ 1,544,747	$ 1,544,747	$ 265,000
Andy L. Nemeth
Base salary	$ 245,000	$ 245,000	$ 245,000
Acceleration of long-term incentives (1)	1,511,969	1,511,969	-
Total benefits	$ 1,756,969	$ 1,756,969	$ 245,000

(1)

Represents the market value of unearned shares or units of restricted stock that have not vested based on a market price of $28.93 per share, which was the NASDAQ Stock Market closing price on December 31, 2013.

(2)

Represents the market value of unexercisable stock options and SARs (that are in the money) that have not vested based on the difference between the market price of $28.93 per share, which was the NASDAQ Stock Market closing price on December 31, 2013, and the option or SARs strike price.

Employment Contracts

The Company has entered into Employment Agreements with Messrs. Cleveland, Rodino and Nemeth, pursuant to which they agreed to serve as executive officers of the Company. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination with or without cause, death, disability or retirement, shall not result in any obligation of the Company to make payments.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION

The Corporate Governance and Nominations Committee commissioned a market based review and redesign of the Non-Employee Director Compensation Plan in April of 2013. The Plan design and structure were approved by the Board in May 2013. The plan structure and compensation composition are detailed below:

1.

Effective July 1, 2013, non-employee directors are compensated through a flat annual retainer fee of $40,000 per year compared to a flat annual retainer of $32,000 in 2012 and the first six months of 2013;

2.	Committee chairpersons continue to receive an additional $4,000 annual retainer; and

3.

Non-employee directors receive an annual restricted stock grant with a targeted value of $50,000 in May of each year (beginning with the May 2013 grant), which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events. This compares to a flat annual restricted stock grant of 3,500 shares in 2012.

Employee directors receive no compensation as such. In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings and our Annual Shareholders Meeting and any other activities related to our business.

The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Terrence D. Brennan	$ 38,000	$ 50,015	$ -	$ 88,015
Joseph M. Cerulli	36,000	50,015	-	86,015
John A. Forbes	38,000	50,015	-	88,015
Paul E. Hassler	36,000	50,015	125,996	212,011
Keith V. Kankel	40,000	50,015	58,170	148,185
Michael A. Kitson (3)	28,000	50,015	-	78,015
Larry D. Renbarger	36,000	50,015	-	86,015
Walter E. Wells	40,000	50,015	-	90,015

(1)

Amounts shown do not represent compensation actually received. Such amounts reflect the aggregate grant date fair value of 2,435 shares of restricted stock granted to each non-employee director at a closing stock price of $20.54 on May 23, 2013. The aggregate grant date fair value was computed in accordance with ASC 718.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

(3)	Since Mr. Kitson was appointed to the Board in March 2013, he began receiving compensation for his service on the Board beginning in April 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Walter E. Wells (Chairman)

Terrence D. Brennan
John A. Forbes

Keith V. Kankel

Michael A. Kitson

RELATED PARTY TRANSACTIONS

We have entered into a number of transactions with Tontine, which as of April 1, 2014, owned 23.2% of our common stock outstanding and is a related party as such term is defined under Item 404(a) of Regulation S-K.

On April 10, 2007, in connection with the financing of the Adorn acquisition, we entered into the 2007 Securities Purchase Agreement with Tontine that provided, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director on March 19, 2013. Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above. As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

On March 31, 2011, the Company, Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”), certain other Tontine affiliates and Northcreek Mezzanine Fund I, L.P. ("Northcreek") entered into an Amendment (the "RRA Amendment") to the Second Amended and Restated Registration Rights Agreement dated December 11, 2008 among the Company, Tontine and certain warrant holders (the “December 2008 Registration Rights Agreement”), primarily to include TCP 2 and Northcreek as parties to the December 2008 Registration Rights Agreement and to provide registration rights with respect to the shares of Common Stock issuable upon exercise of a warrant to purchase 125,000 shares of Common Stock then held by Tontine (“Tontine Warrant”) and a warrant to purchase 125,000 shares of Common Stock then held by Northcreek (the “Northcreek Warrant”), as well as other warrants that may be acquired by TCP 2 and Northcreek in the future in connection with the Purchase Agreement pursuant to which the Tontine Warrant and the Northcreek Warrant were issued.

Review, Approval or Ratification of Transactions with Related Persons

We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. All related party transactions must be approved by a majority of the members of our Board and by a majority of independent and disinterested directors. A proposed related person transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The transactions with Tontine, as described above, were approved by the Board consistent with these procedures.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2013 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Andy L. Nemeth-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2013 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

/s/ Andy L. Nemeth

Andy L. Nemeth
Secretary

April 29, 2014

APPENDIX A

Resolutions
to Amend and Reapprove the Material Terms of the 2009 Omnibus

Incentive Plan of Patrick Industries, Inc.

WHEREAS, the Board of Directors of Patrick Industries, Inc., an Indiana corporation (the “Corporation”), has recommended that the shareholders approve an increase in the maximum number of shares available under the Corporation’s 2009 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Corporation has recommended that the shareholders reapprove the other terms and conditions of the Plan, including its performance objectives pursuant to the requirements of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, BE IT RESOLVED, that Section 2.1(a) of the Plan be and hereby is amended to be and read in its entirety as follows:

2.1          Shares Subject to the Plan.

(a)       Shares Reserved. Subject to adjustment as provided in Section 2.3 hereof, the maximum number of Shares available for delivery to Service Providers pursuant to Awards granted under the Plan shall be:

(i)     1,675,000 Shares, plus

(ii)     the number of Shares previously authorized for issuance under the Predecessor Plan which (1) are not subject to outstanding awards under the Predecessor Plan on the Effective Date; or (2) become available for future award grants under the Predecessor Plan as a result of the subsequent forfeiture, lapse or expiration of awards granted pursuant to the Predecessor Plan that were outstanding as of the Effective Date.

All of the available Shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards under the Plan that are to be settled in Shares. The Shares available for delivery under this Plan may be authorized and unissued Shares or treasury Shares.

RESOLVED FURTHER, that the Effective Date of the amendment to the Plan shall be May 22, 2014; and

RESOLVED FURTHER, that all other terms and conditions of the Plan be and hereby are ratified, approved, confirmed and adopted, including, without limitation, the Performance Objectives contained in Section 4.3 of the Plan.

PATRICK INDUSTRIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 21, 2014.

Vote by Internet

- Go to **www.investorvote.com/PATK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - Terrence D. Brennan	☐	☐	02 - Joseph M. Cerulli	☐	☐	03 - Todd M. Cleveland	☐	☐
04 - John A. Forbes	☐	☐	05 - Paul E. Hassler	☐	☐	06 - Michael A. Kitson	☐	☐
07 - Andy L. Nemeth	☐	☐	08 - Larry D. Renbarger	☐	☐	09 - Walter E. Wells	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

01TO6C

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PATRICK INDUSTRIES, INC.

Proxy — PATRICK INDUSTRIES, INC.

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, and each of them, as the undersigned's proxies, each with full power of substitution, to represent and to vote, as designated on the reverse, all of the undersigned's Common Stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held at 10:00 AM (EDT) on Thursday, May 22, 2014, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholders. If this proxy is properly executed but no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side for the Board of Directors, and "FOR" Proposals 2 and 3.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.